AUTHORIZATION LETTER

December 14, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attention: Filing Desk

To Whom It May Concern:

By means of this letter, I authorize Robin Joan Steele, Howard Allan Simon and George Blake Campbell, or any of them individually, to sign on my behalf all forms required under Section 16(a) of the Securities Exchange
Act of 1934, as amended, relating to transactions involving the stock or derivative securities of InterMune,Inc.(the Company). Any of these individuals is accordingly authorized to sign any Form 3, Form 4, Form 5 or amendment thereto which I am required to file with the same effect as if I had signed them myself.

This authorization shall remain in effect until revoked in writing by me.

Yours truly,
___________________________
Michael Smith